Exhibit 99.1

MASCO CORPORATION COMPLETES TAX-FREE SPIN-OFF OF TOPBUILD CORP.

TAYLOR, Mich. (July 1, 2015) — Masco Corporation (NYSE: MAS), one of the world’s leading manufacturers of branded building products, today announced that it successfully completed the spin-off of TopBuild Corp. (NYSE: BLD) after Market close on June 30, 2015. The spin-off was achieved through the distribution to Masco shareholders of one share of TopBuild common stock for every nine shares of Masco Corporation stock held at the close of business on the record date of June 19, 2015. Masco received an opinion from its special tax counsel, Davis Polk & Wardwell LLP, confirming the tax free status of the spin off to Masco and its stockholders (except to the extent of cash received in lieu of fractional shares). Beginning today, BLD shares will commence “regular-way” trading on the New York Stock Exchange.

“We are excited to announce the completion of the spin-off of TopBuild,” stated Keith Allman, Masco President and Chief Executive Officer. “I have every confidence that under Jerry Volas’ leadership as Chief Executive Officer, TopBuild is well positioned for continued growth as an independent, public company. At Masco, we remain focused on driving shareholder value through the profitable growth of our branded building products.”

About Masco

Headquartered in Taylor, Mich., Masco Corporation is a global leader in the design, manufacture and distribution of branded building products. Our portfolio of industry-leading brands includes Behr® paint; Delta® and Hansgrohe® faucets, bath and shower fixtures; KraftMaid® and Merillat® cabinets; Milgard® windows and doors; and HotSpring® spas. We leverage our powerful brands across product categories, sales channels and geographies to create value for our customers and shareholders. For more information about Masco Corporation, visit masco.com.

Safe Harbor Statement

Statements contained in this press release that reflect our views about our future performance constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “believe,” “anticipate,” “appear,” “may,” “will,” “should,” “intend,” “plan,” “estimate,” “expect,” “assume,” “seek,” “forecast,” and similar references to future periods. Our views about future performance involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements. We caution you against relying on any of these forward-looking statements. Our future performance may be affected by our reliance on new home construction and home improvement, our reliance on key customers, the cost and availability of raw materials, uncertainty in the international economy, shifts in consumer preferences and purchasing practices, our ability to improve our underperforming businesses, and our ability to maintain our competitive position in our industries. We discuss many of the risks we face in Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K, as well as in our Quarterly Reports on Form 10-Q and in other filings we make with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Unless required by law, we undertake no obligation to update publicly any forward-looking statements as a result of new information, future events or otherwise.

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